Exhibit 99.1

Discovery Labs Responds to FDA Request for Clarification of Recently
Submitted SURFAXIN® (lucinactant) Updated Product Specifications

Warrington, PA — June 10, 2013 — Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced that on June 7, 2013 it submitted a response to the U.S. Food and Drug Administration’s (FDA) recent correspondence relating to Discovery Labs’ recently updated product specifications for SURFAXIN®.  Discovery Labs expects that the FDA may take up to four months to review the information provided.  If its plan is successful and the FDA agrees with the response, Discovery Labs expects to proceed with the commercial introduction of SURFAXIN in the fourth quarter of 2013.

In the third quarter of 2012, during a routine review of the results and processes related to the analytical testing and quality control of SURFAXIN drug product, Discovery Labs determined that one of its analytical chemistry methods used to assess SURFAXIN drug product conformance to specifications required improvement and that an update to product specifications was necessary.  The Company proactively communicated these findings to the FDA, improved and revalidated the analytical chemistry method, and submitted updated product specifications to the FDA.  Subsequently, the FDA requested information and provided recommendations intended to clarify certain aspects of the updated product specifications and the revalidated analytical chemistry method.  Discovery Labs has now responded to the FDA’s request.

Improvement of the method and the proposed change in SURFAXIN product specifications is expected to have no impact on Discovery Labs’ development programs, including AEROSURF®. The AEROSURF program currently remains on track for the initiation of phase 2 clinical program in the fourth quarter of 2013.

ABOUT SURFAXIN®
SURFAXIN (lucinactant) Intratracheal Suspension is a synthetic, peptide-containing surfactant.  SURFAXIN is indicated for the prevention of respiratory distress syndrome (RDS) in premature infants at high risk for RDS.  The safety and efficacy of SURFAXIN for the prevention of RDS in premature infants was demonstrated in a large, multinational phase 3 clinical program that included 1294 patients.

IMPORTANT SAFETY INFORMATION
SURFAXIN is intended for intratracheal use only.  The administration of exogenous surfactants, including SURFAXIN, can rapidly affect oxygenation and lung compliance.  SURFAXIN should be administered only by clinicians trained and experienced with intubation, ventilator management, and general care of premature infants in a highly supervised clinical setting. Infants receiving SURFAXIN should receive frequent clinical assessments so that oxygen and ventilatory support can be modified to respond to changes in respiratory status.

Most common adverse reactions associated with the use of SURFAXIN are endotracheal tube reflux, pallor, endotracheal tube obstruction, and need for dose interruption.  During SURFAXIN administration, if bradycardia, oxygen desaturation, endotracheal tube reflux, or airway obstruction occurs, administration should be interrupted and the infant’s clinical condition assessed and stabilized.

SURFAXIN is not indicated for use in acute respiratory distress syndrome (ARDS).

For more information about SURFAXIN, please visit www.surfaxin.com.

ABOUT AEROSURF®
AEROSURF (lucinactant for inhalation), Discovery Labs’ aerosolized KL4 surfactant product, is under development to address respiratory distress syndrome in premature infants.  Through the effective delivery of aerosolized KL4 surfactant using Discovery Labs’ proprietary capillary aerosol generator technology, AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks currently associated with invasive endotracheal intubation and mechanical ventilation.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant.  Discovery Labs is also developing its proprietary drug delivery technologies to enable efficient delivery of aerosolized KL4 surfactant and other inhaled therapies.  Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants.  Discovery Labs believes that its RDS product portfolio has the potential to become the new standard of care for RDS and, over time, significantly expand the current worldwide RDS market.

For more information, please visit the Company’s website at www.Discoverylabs.com.

DISCLOSURE NOTICE
While Discovery Labs expects that the FDA will agree with its submission and respond to its response within the time set forth above, there can be no assurance that the FDA will accept Discovery Labs’ proposed updated product specifications and respond within the time set forth above, or that Discovery Labs will be able to proceed with the commercial introduction of SURFAXIN, if at all, in the fourth quarter of 2013.  Any extended delay in the commercial availability of SURFAXIN could have a material adverse effect on Discovery Labs’ ability to fund its operations and its development programs.  Readers are referred to, and encouraged to read in their entirety, the Form 8-K that Discovery Labs filed with the Securities and Exchange Commission (SEC) concurrently with the issuance of this press release, and Discovery Labs’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 that was filed with the SEC on May 7, 2013, which includes further detail on the Company’s business plans and operations, financial condition and results of operations.

Forward-Looking Statements
The information in this press release includes certain "forward-looking" statements relating, among other things, to Discovery Labs’ correspondence with the FDA concerning its submission of updated SURFAXIN product specifications and the FDA’s response containing recommendations and requests for information, and Discovery Labs’ expectation that it will be able to proceed with the commercial sale of SURFAXIN in the fourth quarter of 2013.  These and other similar statements included herein are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  While Discovery Labs currently believes that it will succeed in meeting the timelines outlined above, such forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to be materially different.  Examples of such risks and uncertainties, including those related to the Company’s research and development and commercialization programs, are described in Discovery Labs’ filings with the SEC, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Discovery Labs assumes no obligation to update or revise any forward-looking statements.

CONTACT INFORMATION:

Investor Relations:
Michael Rice, LifeSci Advisors - 646.597.6979

Media Relations:
Michael Parks, Pitch360 - 484.356.7105 or Michael@pitch360inc.com

The Company:
John Tattory, Vice President of Finance, Discovery Labs – 215.488.9418